[Exhibit 99.1]

FOR IMMEDIATE RELEASE         CONTACT:  For Investors/Media
                                        Richard Coyle
                                        973-539-6000 ext. 38
                                        richardjcoyle@yahoo.com
                                        -----------------------


AMERICAN BUSING CORPORATION AQUIRES W.W. CYCLES A MOTORSPORTS
SUPERSTORE IN THE POWERSPORTS INDUSTRY

SALEM, OHIO, January 21, 2004-American Busing Corporation [OTCBB:
ABSC] ("the Company") today, announced the acquisition of privately held W.W. Cycles ("dba Andrews Cycles") a Midwest powersports superstore retailer of Honda, Yamaha, Kawasaki, Suzuki and other brand name motorcycles, jet skis and powersport vehicles.

Mr. Edmond Forister, the Company's sole director and officer prior to the acquisition immediately resigned upon closing of the acquisition. Russell Haehn, (56), was named Chief Executive Officer and his brother Greg Haehn, (57), was named President. The Haehns also serve as the Company's only directors until the shareholders elect additional directors. As a result of the change in control, the Haehns now own 72% of the issued and outstanding shares of the Company.

Prior to the acquisition, the Haehns were the controlling shareholders of W.W. Cycles and have more than 40 years of combined experience in acquiring and operating powersport dealerships. After the acquisition, W.W. Cycles business will represent 100% of the Company's business. For the nine months ending September 30, 2003, W.W. Cycles, had unaudited revenues of approximately $37MM.

"We are excited about being a public company. We believe as a public company, we can better pursue our growth strategy in this highly fragmented industry," said Russell Haehn, CEO.

For additional information regarding the Company's acquisition of W.W. Cycles please see the Company's current report on Form 8-K filed with the SEC on January 21, 2004.

W.W. Cycles is a retail superstore with core brands that include Honda, Suzuki, Yamaha, and Kawasaki located in Salem, OH. The company's products and services consist primarily of the sale and servicing of new and used motorcycles, all-terrain vehicles ("ATV's"), scooters, and personal watercraft. In addition, the company sells parts and accessories, extended service contracts, aftermarket motorcycle products, customization, and maintenance and repair services.

The Private Securities Litigation Reform Act of 1995 provides a "safeharbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.